April 19, 2011

Mipharm S.p.A.
Via B. Quaranta 12
20141 Milan, Italy
Attn: Nicola Cadei

Re:    Semi-Exclusive Supply Agreement, dated as of May 7, 2002, by and between Columbia Laboratories (Bermuda) Ltd. and Mipharm S.p.A. (the “Supply Agreement”).

Dear Mr. Cadei:

Please be advised that Columbia Laboratories, Inc., Columbia Laboratories (Bermuda) Ltd., and its Affiliates (collectively, “Columbia”) are contemplating entering into an Asset Purchase Agreement (the “Purchase Agreement”) with Actient Pharmaceuticals, LLC (“Buyer”) pursuant to which Columbia would sell certain assets and assign certain contracts to Buyer, including the Supply Agreement (copy enclosed), but only insofar as the Supply Agreement concerns Product (as defined in the Supply Agreement) manufactured for sale in the United States (the “US Supply Agreement”). Capitalized terms used and not otherwise defined in this letter shall have the meanings respectively ascribed thereto in the Supply Agreement.
In addition, the Parties hereby acknowledge and agree that, as of the closing of the Purchase Agreement:

(i)	a separate identical agreement is effective and defined as the “US Supply Agreement”.

(ii)	the definition of Territory in the Supply Agreement is amended by deleting the term “USA”

(iii)	the definition of Territory in the US Supply Agreement is amended by deleting the section in its entirety and substituting in lieu thereof the following:

“Territory” shall mean the United States of America and its respective territories and possessions.

(iv)	After Section 4.3 of the US Supply Agreement it is added a new Section 4.4 as follows:

4.4    Starting from 2012, owner agrees to purchase a minimum of one (1) batch of Product per each such successive 18 month period during the term, where such batch will be comprised of the Unit size pursuant to Schedule C.

(v)	Section 14.1 of the US Supply Agreement is hereby amended by deleting the section in its entirety and substituting in lieu thereof the following:

14.1    The term of this Agreement shall commence as of the date first above     written and shall continue, unless earlier terminated hereunder, until     August 23, 2019.

(vi)	Section 14.4 of the US Supply Agreement is hereby amended by deleting the section in its entirety and substituting in lieu thereof the following:
14.4    The Manufacturer shall terminate the agreement with a six months written notice to the Owner if the quantity of the Product purchased by the Owner is less than the minimum volumes agreed by the Parties according to Section 4.4.

(vii)    Schedule C of the US Supply Agreement shall be deleted in its entirety and replaced by a new Schedule C attached hereto as Exhibit 1.

(viii)    Buyer shall have no rights or obligations under the Supply Agreement prior to the date of assignment or with respect to any period prior to such date.

Please have an authorized officer of Mipharm sign this letter in the space provided below as an acknowledgment of and consent to the amendment of the Supply Agreement and the amendment and assignment of the US Supply Agreement by Columbia to Buyer, as of the closing of the Purchase Agreement. Please return an original, signed copy of this letter to the undersigned at the address set forth above as well as transmit via facsimile an executed version of the same to 973-994-3001.
Thank you in advance for your anticipated cooperation.

Very truly yours,

Columbia Laboratories (Bermuda) Ltd.

By: /s/ Frank C. Condella, Jr.
Name:     Frank C. Condella, Jr.
Title:     President

AGREED AND ACCEPTED, as of the date
of closing of the Purchase Agreement:

Mipharm S.p.A.

By: /s/ Giuseppe G. Miglio
Name: Giuseppe G. Miglio
Title: Chairman and CEO